Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-201203 and No. 333-239034) of Five Star Senior Living Inc. (“the Company”) of our report dated February 25, 2021, relating to the consolidated financial statements of the Company, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2020.

/s/ RSM US LLP

Boston, Massachusetts
February 25, 2021